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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                        Corn Products International, Inc.
                        ---------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    219023108
                                 --------------
                                 (CUSIP Number)

                                December 31, 2002
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[x]  Rule 13d-1(d)

----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------------------------------------------------------
CUSIP No. 219023108
--------------------------------------------------------------------------------
1.        Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Mr. Ignacio Aranguren-Castiello
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization

          Mexico
--------------------------------------------------------------------------------
                       5.   Sole Voting Power

                            1,500
Number of              ---------------------------------------------------------
Shares                 6.   Shared Voting Power
Beneficially
Owned by                    1,913,500
Each Reporting         ---------------------------------------------------------
Person With            7.   Sole Dispositive Power

                            1,500
                       ---------------------------------------------------------
                       8.   Shared Dispositive Power

                            1,913,500
--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          1,915,000 Shares of Common stock
--------------------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)

          5.4%
--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
CUSIP No. .219023108
--------------------------------------------------------------------------------
1.        Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Aratreco, S.A. de C.V.
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization

          Mexico
--------------------------------------------------------------------------------
                       5.   Sole Voting Power

                            0
Number of              ---------------------------------------------------------
Shares                 6.   Shared Voting Power
Beneficially
Owned by                    1,913,500
Each Reporting         ---------------------------------------------------------
Person With            7.   Sole Dispositive Power

                            0
                       ---------------------------------------------------------
                       8.   Shared Dispositive Power

                            1,913,500
--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person

          1,913,500 Shares of Common stock
--------------------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)

          5.4%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------

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ITEM 1(A). NAME OF ISSUER:

           Corn Products International, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           5 Westbrook Corporate Center
           Westchester.  IL  60154

ITEM 2(A). NAME OF PERSON FILING:

           This statement is filed on behalf of each of the following:
           Mr. Ignacio Aranguren-Castiello
           Aratreco, S.A. de C.V.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of principal business office of Mr. Ignacio Aranguren-Castiello is:
           Lopez Cotilla 2032
           Guadalajara, Jalisco, Mexico
           The address of principal business office of Aratreco, S.A. de C.V., is
           Lopez Cotilla 2032
           Guadalajara, Jalisco, Mexico

ITEM 2(C). CITIZENSHIP:

           The citizenship of both Mr. Ignacio Aranguren-Castiello and Aratreco, S.A. de CV is Mexico

ITEM 2(D). TITLE OF CLASS OF SECURITIES"

           This statement relates to the Issuer's Common Stock, par value $0.01 per Share.

ITEM 2(E). CUSIP NUMBER:

           219023108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) |_| Broker or dealer registered under Section 15 of the Exchange Act;

           (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act;

           (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) |_| Investment company registered under Section 8 of the Investment Company Act;

           (e) |_| An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(G);

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           (iv) Shared power to disposed or to direct the disposition of:

                Mr. Ignacio Aranguren-Castiello               1,913,500

                Aratreco, S.A. de C.V.                        1,913,500

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATIONS.

         Not Applicable.

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           MR. IGNACIO ARANGUREN-CASTIELLO


                                                  February 10, 2003
                                      ------------------------------------------
                                                        Date

                                          /s/ Ignacio Aranguren-Castiello
                                      ------------------------------------------
                                                      Signature

                                              IGNACIO ARANGUREN-CASTIELLO
                                      ------------------------------------------
                                                      Name/Title



                                                ARATRECO, S.A. DE C.V.


                                                  February 10, 2003
                                      ------------------------------------------
                                                        Date

                                           /s/ Ignacio Aranguren-Castiello
                                      ------------------------------------------
                                                      Signature

                                      IGNACIO ARANGUREN-CASTIELLO/CHAIRMAN & CEO
                                      ------------------------------------------
                                                      Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS
           (SEE 18 U.S.C. 1001)